                                                                     EXHIBIT 3.3
                              ARTICLES OF AMENDMENT

                                       of

                               ALLIED Group, Inc.


TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

         Pursuant to  Sections  1003 and 1006 of the Iowa  Business  Corporation
Act,  the  undersigned   corporation  adopts  the  following  amendment  to  the
corporation's articles of incorporation.

1.       The name of the corporation is ALLIED Group, Inc.

2. Article IV(a) of the Articles of Restatement is amended to read in full as follows:
              (a) The total number of shares of stock which the Corporation shall have authority to issue is eighty-seven million five hundred thousand (87,500,000) shares consisting of eighty million (80,000,000) shares of common stock without par value and seven million five hundred thousand (7,500,000) shares of preferred stock without par value.

3.       The date of adoption of the amendment was May 13, 1997.

4. The amendment was approved by the shareholders. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and the number of votes of each voting group indisputably represented at the meeting is as follows:

                                     SHARES
                                     OUTSTANDING AS                VOTES ENTITLED              VOTES
         DESIGNATION                 OF RECORD DATE                TO BE CAST ON               REPRESENTED
         OF GROUP                    (MARCH 6, 1997)               AMENDMENT                   AT MEETING
         -----------                 ---------------               --------------              ----------
         Common Stock                20,347,585                    20,347,585                  18,095,020

         Common Stock                22,174,807                    24,458,835                  22,206,269
          and Preferred
          Stock

         The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment is as follows:

         VOTING                               VOTES                            VOTES
         GROUP                                FOR                              AGAINST
         ------                               -----                            -------
         Common Stock                       16,783,600                        1,064,675

         Common Stock and                   20,894,849                        1,064,675
          Preferred Stock

         The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

         The effective date of this document is May 13, 1997.


                                                        ALLIED Group, Inc.


                                                     /s/ Douglas L. Andersen
                                                  ------------------------------
                                                  Douglas L. Andersen, President